Exhibit 99.2

SAKS INCORPORATED AGREES TO SELL PARISIAN TO BELK,

INC. FOR $285 MILLION

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (August 2, 2006) – Retailer Saks Incorporated (NYSE: SKS; the “Company”) today announced it has reached a definitive agreement to sell its Parisian specialty department store business to Belk, Inc. (“Belk”) for a purchase price of $285 million in cash.

In the transaction, Charlotte, North Carolina-based Belk will acquire Parisian’s operations consisting of real and personal property, operating leases, and inventory associated with 38 Parisian stores, a 125,000 square foot administrative/headquarters facility in Birmingham, Alabama, and a 180,000 square foot distribution center located in Steele, Alabama. The 38 stores being sold represent 4.6 million gross square feet and are located throughout nine Southeastern and Midwestern states. Parisian generated 2005 revenues of approximately $723 million. Belk acquired the Company’s Proffitt’s and McRae’s businesses in July 2005.

The transaction is subject to customary closing conditions, including the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed in the third fiscal quarter of 2006.

When the closing occurs, all Parisian associates will become Belk employees. Belk will provide appropriate severance packages for those whom Belk does not retain.

As part of the transaction, the Company will enter into a fee-for-services agreement to provide Belk with specified support services, including information technology, credit services, and other back office support functions, for a limited period of time.

Steve Sadove, Chief Executive Officer of Saks Incorporated, noted, “Last year, the Company established a process to carefully consider its mix of businesses and their future potential to create shareholder value. Through this process, we have considered whether there were transactions available for certain of our assets that could create value greater than we could generate through execution of the Company’s operating strategies. This review identified a significant opportunity to create shareholder value through monetizing our slower-growth department store businesses. Consequently, we sold our Proffitt’s/McRae’s business to Belk for $623 million in July 2005 and our NDSG business to Bon-Ton for $1.185 billion in March 2006.”

Sadove continued, “The sale of our Parisian business is the next appropriate step in this process and one that will allow us to focus our time and resources on improving the operations of our core

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Saks Fifth Avenue business. I believe this transaction is in the long-term best interests of our Company and its shareholders. Belk is familiar with our Company, our stores, and our associates, and Parisian makes a nice geographic fit for Belk.

“Upon completion of this transaction, the Company will have generated nearly $2.0 billion in cash from the sales of Proffitt’s/McRae’s, NDSG, and Parisian. Thus far, we have used a portion of the proceeds to pay a $4 per share special dividend totaling approximately $550 million, to purchase nearly $225 million in common stock, and to reduce indebtedness by over $600 million. The Company currently has invested cash of approximately $500 million and no principal borrowings under its revolving credit facility. We believe we have a strong balance sheet, and we are confident about the future performance of the SFAE business. As a result, we currently believe that it will be appropriate to distribute a substantial portion of existing cash plus the net proceeds from the Parisian sale to our shareholders. We are reviewing strategies to do so, including share repurchases, a special cash dividend, or a combination of the two.”

Management estimates that the transaction will essentially be break even on both a book and tax basis. These estimates are preliminary and subject to change.

Citigroup and Goldman Sachs & Co. were retained to advise the Company on the Parisian strategic alternative process.

Corporate Structure

The Company currently maintains many of its support staff and executive functions in the Birmingham office facility to be sold to Belk. By the end of the first fiscal quarter of 2007, the Company expects that it will have consolidated the executive functions into the existing Saks Fifth Avenue home offices in New York City, where the Company’s CEO is located, and that the support staff functions also will be consolidated into one of the Company’s facilities. Approximately 125 Saks Incorporated associates, primarily in the areas of finance/accounting, human resources, and legal, perform these support staff and executive functions in the Birmingham office facility. The Company will make severance payments, in accordance with the Company’s severance policies, plans, and agreements, to these associates if the Company does not relocate them to the Company’s other offices.

The Company’s operations center located in Jackson, Mississippi houses several support functions including information technology, credit services, general accounting, accounts payable, and procurement. The operations center will continue to fulfill the transition service agreements and to support SFAE on an ongoing basis.

About the Companies

Saks Incorporated

Upon consummation of the transaction with Belk, Saks Incorporated will operate Saks Fifth Avenue Enterprises (SFAE) and Club Libby Lu. SFAE consists of 54 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com and generated 2005 revenues of approximately $2.7 billion. Club Libby Lu, a 62-unit specialty store chain catering to “tweens,” generated 2005 revenues of approximately $46 million.

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Belk, Inc.

Charlotte, North Carolina based Belk, Inc. is the nation’s largest privately-owned department store company with 277 stores in 16 Southeastern states.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005; and the successful consummation of the Parisian transaction. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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